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Exhibit 12


                      HIGH VOLTAGE ENGINEERING CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In thousands, except ratio amounts)
                               (Unaudited)

                                                                    FISCAL YEAR ENDED
                                            ------------------------------------------------------------------
                                            APRIL 30,     APRIL 29,     APRIL 27,     APRIL 26,    APRIL 25,
                                              1994           1995         1996          1997          1998
                                           -----------    -----------  -----------   -----------  ------------

Earnings:
    Income (loss) from continuing
      operations before income taxes,
      discontinued operations and
      extraordinary item.................      $3,948       $(283)       $(4,225)     $(3,275)       $(15,087)
                                             ----------    ----------   ----------    -----------   ----------

Fixed charges:
    Interest expense, accretion of
      redeemable put warrants and
      amortization of debt discount
      and premium on all indebtedness....      7,503        8,256         10,912       11,631          18,819
    Portion of rent under long-term
      operating leases representative
      of an interest factor (1/3)........        294          344            287          483             683
    Accretion of redeemable preferred
      stock..............................         --           --             --           --             270
    Preferred stock dividend requirement.        443          896            446          479           3,085
    Capitalized interest.................         --          113             --           --              --
                                            ---------     -----------    -----------   -----------  ----------
         Total fixed charges.............      8,240        9,609         11,645       12,980          24,877
                                            ---------     -----------    -----------   ----------   ----------
    Earnings from continuing operations
      before income taxes, discontinued
      operations, extraordinary item
      and fixed charges..................    $12,188       $9,326         $7,420       $9,705          $9,790
                                            ---------     -----------    -----------   ----------   ----------
                                            ---------     -----------    -----------   ----------   ----------
Ratio of earnings to fixed charges.......       1.48x          --            --            --             --


The Company's earnings were insufficient to cover fixed charges by $283, $4,225, $3,275 and $15,087 for the fiscal years 1995, 1996, 1997, and 1998, respectively.